THE NEW HOME COMPANY REPORTS 2019 SECOND QUARTER RESULTS

Aliso Viejo, California, July 30, 2019. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2019 second quarter.

Second Quarter 2019 Financial Results

•	Net income of $1.6 million, or $0.08 per diluted share, compared to $0.1 million, or $0.01 per diluted share, for the 2018 second quarter

•	Home sales revenue up 20% to $140.5 million; deliveries up 56%

•	Total revenues of $162.7 million vs. $155.6 million

•	Backlog dollar value of $201.6 million

•	Repurchased $7.0 million of the Company's 7.25% Senior Notes due 2022; debt-to-capital ratio of 61.1% and a net debt-to-capital ratio of 57.7%*, a sequential decrease of 240 basis points

•	Generated $31.1 million in cash flow from operations

"I am very pleased with our second quarter results which included both top and bottom-line growth while making significant progress towards reducing our leverage and strengthening our balance sheet," said Larry Webb, Chairman and Chief Executive Officer of The New Home Company. "Home sales revenue increased 20% year-over-year from 56% more home deliveries, and our pretax income was up meaningfully over the prior year. In addition, we repurchased $7.0 million of senior notes during the quarter which, when combined with a net $18 million pay down of our revolving credit facility, resulted in a 240 basis point sequential decrease in our net debt-to-capital ratio to 57.7%*."

Mr. Webb continued, "We experienced solid sequential improvement in our sales absorption pace across all markets, with the 2019 second quarter monthly absorption rate of 2.4 sales per community up 41% over the 2019 first quarter, resulting in a 38% sequential increase in net new orders. We also continued to recognize benefits from our strategic repositioning to more affordable product as sales from these communities represented a higher proportion of our 2019 second quarter net new orders, as well as a higher sales absorption pace than our companywide average."

Mr. Webb concluded, "We remain committed to the initiatives established earlier this year to maintain a lower cost structure, strengthen our balance sheet and generate long-term value for our shareholders. I am proud of the progress we've made to date and we will continue to focus on these initiatives to further position the Company for long-term success."

Second Quarter 2019 Operating Results

Total revenues for the 2019 second quarter were $162.7 million compared to $155.6 million in the prior year period. Net income attributable to the Company for the 2019 second quarter was $1.6 million, or $0.08 per diluted share, compared to $0.1 million, or $0.01 per diluted share, in the prior year period. The year-over-year increase in net income was primarily attributable to a 20% increase in homebuilding revenue, a 200 basis point improvement in our SG&A rate, a $0.3 million increase in joint venture income and a $0.6 million gain on early extinguishment of debt. These items were partially offset by a 50 basis point decline in home sales gross margins and a lower fee building gross margin due to lower fee construction activity.

Wholly Owned Projects

Home sales revenue for the 2019 second quarter increased 20% to $140.5 million, compared to $117.5 million in the prior year period. The increase in home sales revenues was driven by a 56% increase in deliveries, partially offset by a 23% decrease in average selling price to $930,000 from $1.2 million a year ago. The lower year-over-year average selling price was impacted by mix, particularly in Southern California where the 2018 second quarter included deliveries from several higher-priced, closed-out communities in Orange County.

Gross margin from home sales for the 2019 second quarter was 12.1% as compared to 12.6% in the prior year period. The 50 basis point decrease was primarily due to higher interest costs and incentives, which were partially offset by a product mix shift. Adjusted homebuilding gross margin, which excludes interest in cost of home sales, was 16.5%* for the 2019 second quarter, compared to 15.8%* in the prior year period.

Our SG&A expense ratio as a percentage of home sales revenue for the 2019 second quarter was 11.1% versus 13.1% in the prior year period. The 200 basis point decrease in the SG&A rate was primarily due to improved leverage from higher home sales revenue, reduced marketing and advertising spend as compared to last year and to a lesser extent, lower personnel expenses. These decreases were partially offset by higher amortization of capitalized selling and marketing costs.

Net new home orders for the 2019 second quarter decreased 21% to 154 homes due to a slower monthly sales absorption rate, partially offset by an increase in average selling communities. The monthly sales absorption rate for the Company was 2.4 for the 2019 second quarter compared to 3.2 for the prior year period. Due to community closeouts late in the 2019 second quarter, we ended both the 2019 and 2018 second quarters with 20 active communities.

The dollar value of the Company's wholly owned backlog at the end of the 2019 second quarter was $201.6 million and totaled 207 homes compared to $290.9 million and 307 homes in the prior year period. The decrease in backlog units and value was driven by a higher backlog conversion rate for the 2019 second quarter coupled with a 25% decline in the monthly sales absorption rate. Our backlog conversion rate was 74% and 46%, respectively, for the 2019 and 2018 second quarters. The increase in the 2019 conversion rate resulted from the Company's move to more affordably priced product, which generally has quicker build cycles, as well as the Company's success in selling and delivering a higher number of spec homes.

Fee Building Projects

Fee building revenue for the 2019 second quarter was $22.3 million, compared to $38.1 million in the prior year period. The decrease in fee revenues was largely due to less construction activity in Irvine, California due to lower demand levels in that submarket. Additionally, management fees from joint ventures and construction management fees from third parties, which are included in fee building revenue, decreased to $1.1 million for the 2019 second quarter as compared to $1.4 million for the 2018 second quarter. The lower fee building revenue and decrease in management fees resulted in a fee building gross margin of $0.5 million for the 2019 second quarter versus $1.1 million in the prior year period.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture income for the 2019 second quarter was $0.2 million as compared to a loss of $0.1 million in the prior year period, with the majority of the income generated from the Company's Mountain Shadows luxury community in Paradise Valley, Arizona. At the end of 2019 and 2018 second quarters, our joint ventures had six and seven actively selling communities, respectively.

Balance Sheet and Liquidity

As of June 30, 2019, the Company had real estate inventories totaling $542.0 million and owned or controlled 2,784 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 1,180 lots, or 42%, were controlled through option contracts. The Company ended the 2019 second quarter with $48.2 million in cash and cash equivalents and $375.1 million in debt, of which $66.0 million was outstanding under its revolving credit facility. At June 30, 2019, the Company had a debt-to-capital ratio of 61.1% and a net debt-to-capital ratio of 57.7%*.

Repurchase of Senior Notes

During the 2019 second quarter, the Company repurchased and retired approximately $7.0 million of its 7.25% Senior Notes due 2022 for a cash payment of approximately $6.3 million, which resulted in a $0.6 million pretax gain on the early extinguishment of debt.

Guidance

The Company's current estimate for the 2019 third quarter is as follows:

•	Home sales revenue of $100 - $120 million

•	Fee building revenue of $10 - $15 million

•	Home sales gross margin of 12.0% - 12.5%

The Company's current estimate for full year guidance for 2019 is as follows:

•	Home sales revenue of $480 - $510 million

•	Fee building revenue of $65 - $75 million

•	Home sales gross margin of 12.0% - 12.5%

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Tuesday, July 30, 2019 to review second quarter results, discuss recent events and results, and discuss the Company's quarterly guidance for 2019. We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through August 30, 2019 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13692270.

* Net debt-to-capital ratio and adjusted homebuilding gross margin (or homebuilding gross margin excluding interest in cost of home sales) are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share, joint ventures and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy including our plans to sell more affordably priced homes; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; changes in margin; write-downs; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires and mudslides); our concentration in California; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$140,464	$117,460	$239,650	$196,897
Fee building, including management fees	22,285	38,095	41,947	81,889
	162,749	155,555	281,597	278,786
Cost of Sales:
Home sales	123,525	102,678	210,094	172,372
Fee building	21,770	37,038	41,038	79,737
	145,295	139,716	251,132	252,109
Gross Margin:
Home sales	16,939	14,782	29,556	24,525
Fee building	515	1,057	909	2,152
	17,454	15,839	30,465	26,677

Selling and marketing expenses	(9,683)	(9,466)	(18,362)	(16,105)
General and administrative expenses	(5,841)	(5,979)	(13,232)	(11,998)
Equity in net income (loss) of unconsolidated joint ventures	185	(120)	369	215
Gain on early extinguishment of debt	552	—	969	—
Other income (expense), net	(102)	(92)	(295)	(118)
Pretax income (loss)	2,565	182	(86)	(1,329)
(Provision) benefit for income taxes	(974)	(67)	(310)	793
Net income (loss)	1,591	115	(396)	(536)
Net income (loss) attributable to non-controlling interest	(19)	—	(19)	11
Net income (loss) attributable to The New Home Company Inc.	$1,572	$115	$(415)	$(525)

Earnings (loss) per share attributable to The New Home Company Inc.:
Basic	$0.08	$0.01	$(0.02)	$(0.03)
Diluted	$0.08	$0.01	$(0.02)	$(0.03)
Weighted average shares outstanding:
Basic	20,070,914	20,958,991	20,028,600	20,942,601
Diluted	20,095,533	21,024,769	20,028,600	20,942,601

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$48,224	$42,273
Restricted cash	124	269
Contracts and accounts receivable	16,113	18,265
Due from affiliates	218	1,218
Real estate inventories	541,954	566,290
Investment in and advances to unconsolidated joint ventures	33,637	34,330
Other assets	32,987	33,452
Total assets	$673,257	$696,097

Liabilities and equity
Accounts payable	$26,629	$39,391
Accrued expenses and other liabilities	32,375	29,028
Unsecured revolving credit facility	66,000	67,500
Senior notes, net	309,060	320,148
Total liabilities	434,064	456,067
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,096,969 and 20,058,904, shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	201	201
Additional paid-in capital	192,691	193,132
Retained earnings	46,206	46,621
Total stockholders' equity	239,098	239,954
Non-controlling interest in subsidiary	95	76
Total equity	239,193	240,030
Total liabilities and equity	$673,257	$696,097

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2019	2018
	(Dollars in thousands)
Operating activities:
Net loss	$(396)	$(536)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred taxes	—	(1,481)
Amortization of stock-based compensation	1,089	1,704
Distributions of earnings from unconsolidated joint ventures	279	715
Abandoned project costs	19	43
Equity in net income of unconsolidated joint ventures	(369)	(215)
Deferred profit from unconsolidated joint ventures	—	136
Depreciation and amortization	5,042	2,646
Gain on early extinguishment of debt	(969)	—
Net changes in operating assets and liabilities:
Contracts and accounts receivable	2,152	2,854
Due from affiliates	975	788
Real estate inventories	24,970	(53,108)
Other assets	(2,240)	(6,095)
Accounts payable	(12,762)	5,256
Accrued expenses and other liabilities	1,102	(14,217)
Net cash provided by (used in) operating activities	18,892	(61,510)
Investing activities:
Purchases of property and equipment	(8)	(184)
Contributions and advances to unconsolidated joint ventures	(4,120)	(8,954)
Distributions of capital and repayment of advances from unconsolidated joint ventures	4,928	5,874
Interest collected on advances to unconsolidated joint ventures	—	178
Net cash provided by (used in) investing activities	800	(3,086)
Financing activities:
Borrowings from credit facility	40,000	35,000
Repayments of credit facility	(41,500)	—
Repurchases of common stock	(1,042)	(2,072)
Repurchases of senior notes	(10,856)	—
Tax withholding paid on behalf of employees for stock awards	(488)	(977)
Net cash (used in) provided by financing activities	(13,886)	31,951
Net increase (decrease) in cash, cash equivalents and restricted cash	5,806	(32,645)
Cash, cash equivalents and restricted cash – beginning of period	42,542	123,970
Cash, cash equivalents and restricted cash – end of period	$48,348	$91,325

KEY FINANCIAL AND OPERATING DATA
(Dollars in thousands)
(Unaudited)

New Home Deliveries:
	Three Months Ended June 30,
	2019			2018			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	91	$95,534	$1,050	61	$87,278	$1,431	49%	9%	(27)%
Northern California	53	37,296	704	36	30,182	838	47%	24%	(16)%
Arizona	7	7,634	1,091	—	—	NA	NA	NA	NA
Total	151	$140,464	$930	97	$117,460	$1,211	56%	20%	(23)%

	Six Months Ended June 30,
	2019			2018			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	152	$160,127	$1,053	105	$131,858	$1,256	45%	21%	(16)%
Northern California	81	56,035	692	76	65,039	856	7%	(14)%	(19)%
Arizona	17	23,488	1,382	—	—	NA	NA	NA	NA
Total	250	$239,650	$959	181	$196,897	$1,088	38%	22%	(12)%

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
Net New Home Orders:
Southern California	90	104	(13)%	148	173	(14)%
Northern California	53	77	(31)%	98	147	(33)%
Arizona	11	13	(15)%	20	15	33%
	154	194	(21)%	266	335	(21)%

Selling Communities at End of Period:
Southern California				11	11	—%
Northern California				7	7	—%
Arizona				2	2	—%
				20	20	—%

Average Selling Communities:
Southern California	12	11	9%	12	11	9%
Northern California	8	7	14%	8	7	14%
Arizona	2	2	—%	2	1	100%
	22	20	10%	22	19	16%

Monthly Sales Absorption Rate per Community (1):
Southern California	2.5	3.1	(19)%	2.0	2.7	(26)%
Northern California	2.3	3.7	(38)%	2.2	3.6	(39)%
Arizona	1.8	2.2	(18)%	1.7	2.1	(19)%
Total	2.4	3.2	(25)%	2.0	3.0	(33)%

(1) Monthly sales absorption represents the number of net new home orders divided by the number of average selling communities for the period.

Backlog:	As of June 30,
	2019			2018			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	86	$92,438	$1,075	139	$141,718	$1,020	(38)%	(35)%	5%
Northern California	85	71,648	843	153	131,859	862	(44)%	(46)%	(2)%
Arizona	36	37,503	1,042	15	17,354	1,157	140%	116%	(10)%
Total	207	$201,589	$974	307	$290,931	$948	(33)%	(31)%	3%

Lots Owned and Controlled:	As of June 30,
	2019	2018	% Change
Lots Owned
Southern California	581	505	15%
Northern California	729	314	132%
Arizona	294	299	(2)%
Total	1,604	1,118	43%
Lots Controlled (1)
Southern California	200	807	(75)%
Northern California	503	959	(48)%
Arizona	477	343	39%
Total	1,180	2,109	(44)%
Lots Owned and Controlled - Wholly Owned	2,784	3,227	(14)%
Fee Building (2)	1,231	1,078	14%
Total Lots Owned and Controlled	4,015	4,305	(7)%

(1) Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.
(2) Lots owned by third party property owners for which we perform general contracting or construction management services.

Other Financial Data:	Three Months Ended June 30,	Six Months Ended June 30,
2019	2018	2019	2018
Interest incurred	$7,606	$6,612	$15,367	$13,328
Adjusted EBITDA(1)	$11,119	$6,564	$18,025	$10,127
Adjusted EBITDA margin percentage (1)	6.8%	4.2%	6.4%	3.6%

LTM(2) Ended June 30,
2019	2018

Interest incurred	$30,416	$26,869
Adjusted EBITDA(1)	$47,796	$49,007
Adjusted EBITDA margin percentage (1)	7.1%	6.4%
Ratio of Adjusted EBITDA to total interest incurred(1)	1.6	x	1.8x

June 30,	December 31,
2019	2018
Ratio of debt-to-capital	61.1%	61.8%
Ratio of net debt-to-capital(1)	57.7%	59.0%
Ratio of debt to LTM(2) Adjusted EBITDA(1)	7.8x	9.7	x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)	6.8x	8.6x
Ratio of cash and inventory to debt	1.6x	1.6	x

(1)
Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$50,567	$29,938	69%	$88,694	$61,178	45%
Land sales revenue	8,511	3,941	116%	12,671	4,714	169%
Total revenues	$59,078	$33,879	74%	$101,365	$65,892	54%

Net income (loss)	$1,790	$(286)	726%	$2,303	$518	345%

Operating Data - Unconsolidated Joint Ventures:
New home orders	28	42	(33)%	64	78	(18)%
New homes delivered	53	36	47%	90	68	32%
Average selling price of homes delivered	$954	$832	15%	$985	$900	9%

Selling communities at end of period				6	7	(14)%
Backlog homes (dollar value)				$44,775	$70,851	(37)%
Backlog (homes)				50	90	(44)%
Average sales price of backlog				$896	$787	14%

Homebuilding lots owned and controlled				121	273	(56)%
Land development lots owned and controlled				1,924	2,305	(17)%
Total lots owned and controlled				2,045	2,578	(21)%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP to the non-GAAP measure, adjusted homebuilding gross margin (or homebuilding gross margin excluding interest in cost of home sales). We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	%	2018	%	2019	%	2018	%
	(Dollars in thousands)
Home sales revenue	$140,464	100.0%	$117,460	100.0%	$239,650	100.0%	$196,897	100.0%
Cost of home sales	123,525	87.9%	102,678	87.4%	210,094	87.7%	172,372	87.5%
Homebuilding gross margin	16,939	12.1%	14,782	12.6%	29,556	12.3%	24,525	12.5%
Add: Interest in cost of home sales	6,301	4.4%	3,750	3.2%	11,153	4.7%	6,514	3.3%
Adjusted homebuilding gross margin	$23,240	16.5%	$18,532	15.8%	$40,709	17.0%	$31,039	15.8%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30,	December 31,
	2019	2018
	(Dollars in thousands)
Total debt, net of unamortized discount, premium and debt issuance costs	$375,060	$387,648
Equity, exclusive of non-controlling interest	239,098	239,954
Total capital	$614,158	$627,602
Ratio of debt-to-capital(1)	61.1%	61.8%

Total debt, net of unamortized discount, premium and debt issuance costs	$375,060	$387,648
Less: Cash, cash equivalents and restricted cash	48,348	42,542
Net debt	326,712	345,106
Equity, exclusive of non-controlling interest	239,098	239,954
Total capital	$565,810	$585,060
Ratio of net debt-to-capital(2)	57.7%	59.0%

(1)
The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net of unamortized discount, premium and debt issuance costs by total capital (the sum of total debt, net of unamortized discount, premium and debt issuance costs plus equity, exclusive of non-controlling interest).

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net of unamortized discount, premium and debt issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales and equity in net income (loss) of unconsolidated joint ventures, (d) severance charges (e) noncash impairment charges and abandoned project costs, (f) gain on early extinguishment of debt (g) depreciation and amortization, (h) amortization of stock-based compensation and (i) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position, level of impairments and other non-recurring items. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income (loss), cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income (loss) to Adjusted EBITDA, and the calculations of Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are provided in the following table.

	Three Months Ended		Six Months Ended		LTM(1) Ended
	June 30,		June 30,		June 30,
	2019	2018	2019	2018	2019		2018
	(Dollars in thousands)
Net income (loss)	$1,591	$115	$(396)	$(536)	$(14,090)		$14,252
Add:
Interest amortized to cost of sales and equity in net income (loss) of unconsolidated joint ventures	6,349	3,768	11,232	6,563	24,577		14,349
Provision (benefit) for income taxes	974	67	310	(793)	(4,972)		13,085
Depreciation and amortization	2,386	1,624	5,042	2,646	9,027		2,859
Amortization of stock-based compensation	523	862	1,089	1,704	2,475		3,201
Cash distributions of income from unconsolidated joint ventures	19	—	279	715	279		715
Severance charges	—	—	1,788	—	1,788		—
Noncash inventory impairments and abandonments	14	8	19	43	10,182		1,120
Less:
Gain on early extinguishment of debt	(552)	—	(969)	—	(969)		—
Equity in net (income) loss of unconsolidated joint ventures	(185)	120	(369)	(215)	19,499		(574)
Adjusted EBITDA	$11,119	$6,564	$18,025	$10,127	$47,796		$49,007
Total Revenue	$162,749	$155,555	$281,597	$278,786	$670,377		$760,819
Adjusted EBITDA margin percentage	6.8%	4.2%	6.4%	3.6%	7.1%		6.4%
Interest incurred	$7,606	$6,612	$15,367	$13,328	$30,416		$26,869
Ratio of Adjusted EBITDA to total interest incurred					1.6	x	1.8	x
Total debt at period end					$375,060		$354,402
Ratio of debt to Adjusted EBITDA					7.8	x	7.2	x
Total net debt at period end					$326,712		$263,077
Ratio of net debt to Adjusted EBITDA					6.8	x	5.4	x
Total cash and inventory					$590,178		$560,496
Ratio of cash and inventory to debt					1.6x		1.6	x
(1) "LTM" indicates amounts for the trailing 12 months.